Exhibit 10.11

AMENDED AND RESTATED SEPARATION PAY AGREEMENT

This Amended and Restated Separation Pay Agreement (the “Agreement”) by and between Cardlytics, Inc. (the “Company”), and                      (“You” or “Your”) (collectively, the “Parties”), is entered into and effective as of             , 201     (the “Effective Date”).

WHEREAS, You are currently employed by the Company;

WHEREAS, the Company and You have agreed to certain payment obligations upon termination of Your employment Without Cause (as defined below) or Your resignation for Good Reason (as defined below) under certain conditions set forth below, and the Parties desire to express the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the Company’s agreement to continue to employ You and in further consideration of the mutual agreements set forth herein, it is agreed:

1. Termination of Offer Letter/Agreements. The Parties acknowledge and agree that, effective as of the Effective Date, any and all offer letters, agreements, clauses, or policies between You and the Company relating to Your severance or separation pay shall be terminated in their entirety. You release and discharge the Company from any and all claims or liability, whether known or unknown, arising out of or relating to any such offer letters, agreements, clauses, or policies between You and the Company.

2. At-will Employment. This Agreement does not create a contract of employment. Your employment relationship with the Company is at-will. This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without cause, and for any other reason, with or without notice. This Agreement does not alter the at-will employment relationship.

3. Termination. As an at-will employee, Your employment may be terminated at any time, and for any or no reason, including any of the following events:

(a) Mutual written agreement between You and the Company at any time;

(b) Your death;

(c) Your disability which renders You unable to perform the essential functions of Your job even with reasonable accommodation, as determined by the Company in its sole and absolute discretion;

(d) For Cause. For Cause shall mean a termination by the Company because of any one of the following events, regardless of whether the evidence used to support a for Cause termination is acquired before or after the date Your employment is terminated by the Company: (i) Your insubordination; (ii) Your breach of any agreement with the Company; (iii) Your breach of Your fiduciary duty to the Company; (iv) any act or omission by You which injures, or is likely to injure, the Company or the business reputation of the Company; (v) Your dishonesty, fraud, negligence, or misconduct; (vi)Your failure to (1) satisfactorily perform Your duties under this Agreement, (2) follow the direction of any individual to whom You report, (3) abide by the policies, procedures, and rules of the Company, or (4) abide by laws applicable to You in Your capacity as an employee, executive, or officer of the Company; or (vii) Your arrest, indictment for, conviction of, or entry of a plea of guilty or no contest to (a) a felony; or (b) a crime involving moral turpitude;

(e) Your resignation for Good Reason. Good Reason shall exist if (i) the Company, without Your written consent, (a) materially reduces Your then current authority, duties, or responsibilities, (b) materially reduces Your then current base salary, (c) commits a material breach of any agreement with You, or (d) materially changes the geographic location at which You must perform services for the Company; (ii) You provide written notice to the Company of any such action within ninety (90) days of the date on which such action first occurs and provide the Company with thirty (30) days to remedy such action (the “Cure Period”); (iii) the Company fails to remedy such action within the Cure Period; and (iv) You resign within thirty (30) days of the expiration of the Cure Period. Good Reason shall not include any isolated, insubstantial, or inadvertent action that (a) is not taken in bad faith, and (b) is remedied by the Company within the Cure Period;

(f) Your resignation without Good Reason; or

(g) Without Cause. Without Cause means any termination by the Company which is not defined in subsections (a) through (f) above.

4. Post-Termination Payment Obligations. If the Company terminates Your employment Without Cause, or You resign for Good Reason, then the Company shall:

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(a) Pay You all accrued but unpaid wages through the date Your employment terminates (the “Termination Date”), based on Your then current base salary; and

(b) Following Your separation from service, (a) pay You a separation payment equal to twelve (12) months of Your then current base salary, minus all applicable withholdings, including taxes and Social Security (the “Separation Payment”). The Separation Payment shall be divided and paid over a period of twelve (12) months in accordance with the Company’s normal payroll schedule as of the Effective Date, beginning with the first such date that is at least sixty (60) days after the date of Your separation, provided that You have complied with the Conditions set forth below as of such date; (b) pay You a pro-rated portion of Your annual bonus, if any, that would have been payable to You for such calendar year had You remained employed by the Company for the entire calendar year, calculated by multiplying the bonus by a fraction, the numerator of which is the number of days in the calendar year of Your termination that precede the date of Your termination, and the denominator of which is 365, all as determined in the sole and absolute discretion of the Company (the “Bonus”). The Bonus, if any, shall be subject to all applicable withholdings, and shall be paid on the same date the Company pays all such other bonuses for such calendar year, provided that You have complied with the Conditions set forth below as of such date; and (c) subject to (A) Your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for You, (B) Your continued copayment of premiums at the same level and cost to You as if You were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) Your continued compliance with the obligations in this Agreement, provide continued participation by You in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of twelve (12) months at the Company’s expense; provided that You are eligible and remain eligible for COBRA coverage; and provided, further, that in the event that You obtain other employment that offers group health benefits, such payments (but not the ability to continue COBRA coverage at Your sole expense) shall immediately cease when You become eligible to participate in such group health benefit plan. Except as set forth in this subsection, the Company shall have no other obligations to You, including under any provision of this Agreement or any other agreement, Company policy, or otherwise. The Company’s obligation to pay You as set forth above shall be conditioned upon the following:

(i) Your execution of a Release Agreement in a form prepared by the Company, which has become irrevocable within the sixty (60) day period after Your separation, and which includes, but is not limited to, Your release of the Company from any and all liability and claims of any kind; and

(ii) Your compliance with all post-termination obligations to the Company to which You may be subject, including, but not limited to, any restrictive covenants

(subclauses (i) and (ii) above, the “Conditions”). If You do not execute an effective Release Agreement as set forth above, the Company shall have no obligation to pay the payments set forth above. The Company’s obligation to pay the payments set forth above shall terminate immediately upon any breach by You of any post-termination obligations to which You are subject.

5. Set-Off. If You have any outstanding obligations to the Company upon the termination of Your employment for any reason, You hereby authorize the Company to deduct any amounts owed to the Company from Your final paycheck and/or any amounts that would otherwise be due to You, including under this Agreement, to the extent permitted by law, and except to the extent such amounts constitute “deferred compensation” under Section 409A of the Internal Revenue Code (the “Code”).

6. Section 409A Compliance. The Parties agree that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is exempt from, or, if that is not possible, then compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued there under (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its managers, members, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by You as a result of the application of Section 409A of the Code. Any right to a series of installment payments under this Agreement shall, for purposes of Section 409A of the Code, be treated as a right to a series of separate payments.

All reimbursements and in-kind benefits provided under this Agreement that are includible in Your federal gross taxable income shall be made or provided in accordance with the requirements of Section 409A of the Code, including the requirement that (i) any reimbursement is for expenses incurred during Your lifetime (or during a shorter period of time specified in this letter), (ii) the amount of expenses eligible for reimbursement or in-kind benefit provided during a

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calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Additionally, notwithstanding anything in this Agreement to the contrary, any separation payments under this Agreement, and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and that would otherwise be payable or distributable hereunder by reason of Your termination, will not be payable or distributable to You by reason of such circumstance unless the circumstances giving rise to such termination meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

In the event that You are a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A and would otherwise be payable upon Your “separation from service” (as described in Code Section 409A), then no such payment or benefit shall be made before the date that is six (6) months after Your “separation from service” (or, if earlier, the date of Your death). Any payment or benefit delayed by reason of the prior sentence (the “Delayed Payment”) shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

7. Stock Grants. In the event the Company consummates a Triggering Event (as such term is defined in the Company’s 2008 Stock Plan) prior to completion of an initial public offering or a Change in Control (as that term is defined in the Company’s 2018 Equity Incentive Plan) after completion of an initial public offering (together Trigger Event and Change in Control shall be referred to as “Trigger”) and either 90 days prior or 1 year after such Trigger, either (a) your employment is terminated by the Company for any reason other than Cause, or by You for Good Reason, (b) your role, responsibilities or duties are materially changed, reduced, or eliminated, (c) your compensation is materially reduced, or (d) the geographic location of your employment is materially changed (each an “Acceleration Event”), then all of the then-remaining unvested options, restricted shares, or restricted stock units which were granted prior to such Trigger shall immediate and fully vest and become exercisable on such Acceleration Event.

8. Entire Agreement. This Agreement and the Covenants Agreement and Confidential Inventions Agreement both of which were executed by You in June 2014 and July 2014, respectively, (the “Prior Agreement”)(collectively, the “Agreements”) constitute the entire agreement between the Parties. The Prior Agreement is incorporated by reference, and any of Your post-termination obligations contained in the Prior Agreement shall remain in full force and effect, and shall survive cessation of Your employment. You acknowledge that Your post-termination obligations contained in the Prior Agreement are valid, enforceable and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. These Agreements supersede any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment. Other than this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

9. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.

10. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and assigns.

11. Governing Law/Consent to Jurisdiction and Venue. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern. Any and all claims arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. The Parties consent to the personal jurisdiction of the state and/or federal courts located in Georgia, and waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Cardlytics, Inc.	You

By:

Its:	Name:

Date:	Date:

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